SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HCI GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

2014

April 29, 2014

TO OUR SHAREHOLDERS:

You are cordially invited to attend our 2014 Annual Shareholders’ Meeting, which will be held at our headquarters, Cypress Commons, 5300 West Cypress Street, Suite 105, Tampa, Florida 33607, on Thursday, May 22, 2014, at 3 p.m., local time. Shareholders will be admitted beginning at 2:30 p.m.

We look forward to reporting to you and discussing with you our achievements during the past year.

Your vote is very important. Please sign and return the accompanying proxy card, or follow the instructions on the card for voting by telephone or Internet. That way, your shares will be voted as you direct.

Paresh Patel

Chairman of the Board Chief Executive Officer

5300 WEST CYPRESS STREET, SUITE 100

TAMPA, FLORIDA 33607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF HCI GROUP, INC.:

TIME:	3 p.m., local time, on Thursday, May 22, 2014. Shareholders will be admitted beginning at 2:30 p.m.

PLACE:	Cypress Commons 5300 West Cypress Street, Suite 105 Tampa, Florida 33607

ITEMS OF BUSINESS:	1. To elect Class C directors;

2. To ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2014;

3. To transact such other business that may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote only if you were a shareholder of record on April 14, 2014.

ANNUAL REPORT	Our 2013 Annual Report to Shareholders, which is not a part of this proxy statement, is enclosed.

PROXY VOTING	It is important that your shares be represented at the annual meeting and voted in accordance with your instructions. Please indicate your instructions by promptly signing and dating the enclosed proxy card and mailing it in the enclosed postage paid, pre-addressed envelope or by following the instructions on the proxy card for telephone or Internet voting.

By Order of the Board of Directors,

Andrew L. Graham

Secretary and General Counsel

5300 WEST CYPRESS STREET, SUITE 100

TAMPA, FLORIDA 33607

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2014

TO THE SHAREHOLDERS OF HCI GROUP, INC.:	April 29, 2014

This proxy statement and the form of proxy (first sent to shareholders on the approximate date set forth above) are delivered in connection with the solicitation by directors of HCI Group, Inc. (the “company,” “we,” or “us”), a Florida corporation, of proxies to be voted at our 2014 Annual Meeting of Shareholders and at any adjournments or postponements thereof.

You are invited to attend our Annual Meeting of Shareholders on Thursday, May 22, 2014, beginning at 3 p.m., local time. The Annual Meeting will be held at our headquarters, Cypress Commons, 5300 West Cypress Street, Suite 105, Tampa, Florida 33607. Shareholders will be admitted beginning at 2:30 p.m.

It is important that your proxy be returned promptly to avoid unnecessary expense to the company. Therefore, whether you plan to attend the Annual Meeting or not and regardless of the number of shares you own, please date, sign and return the enclosed proxy card promptly or follow the instructions on the card for voting by telephone or Internet.

At the meeting, the use of cameras, audio or video recording equipment, communications devices or similar equipment will be prohibited.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on May 22, 2014:

This proxy statement and the 2013 Annual Report to Shareholders are available at

http://www.hcigroup.com/2014proxymaterials

Upon your written request, we will provide you with a copy of our 2013 annual report on Form 10-K, including exhibits, free of charge. Send your request to HCI Group, Inc., c/o Kevin Mitchell, Vice President of Investor Relations, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607.

5300 WEST CYPRESS STREET, SUITE 100

TAMPA, FLORIDA 33607

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

The principal purposes of the Annual Meeting are to elect three directors to the company’s Board of Directors and to ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2014. In addition, our management will report on our performance during 2013, discuss challenges ahead and respond to questions from shareholders.

When were these materials mailed?

We began mailing this proxy statement on or about April 29, 2014.

Who is entitled to vote?

Shareholders of record at the close of business on the record date, April 14, 2014, are entitled to vote in person or by proxy at the Annual Meeting. In general, shareholders are entitled to one vote per share on each matter voted upon. In an election for directors, however, shareholders are entitled to vote the number of shares they own for as many director candidates as there are directors to be elected. The Board of Directors has determined that the Board of Directors should include three Class C directorships. Accordingly, since three directors are to be elected at this Annual Meeting, in electing directors, each share will entitle the shareholder to three votes, one per director. Shareholders may not cumulate their votes. As of April 14, 2014 there were 10,710,188 common shares outstanding.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares outstanding will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as “WITHHOLD AUTHORITY” and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting, but will not be counted for any other purpose. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular proposal and has not received instructions as to that proposal from the beneficial owner.

What is the difference between a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a “shareholder of record.” This Notice of Meeting and proxy statement has been provided directly to you by HCI Group, Inc. You may vote by ballot at the meeting or vote by proxy. To vote by proxy, sign, date and return the enclosed proxy card or follow the instructions on the proxy card for voting by telephone or Internet.

If your shares are held for you in a brokerage, bank or other institutional account (that is, held in “street name”), then you are not a shareholder of record. Rather, the institution is the shareholder of record and you are the “beneficial owner” of the shares. The accompanying Notice of Meeting and this proxy statement have been forwarded to you by that institution. If you complete and properly sign the accompanying proxy card and return it in the enclosed envelope, or follow the instructions on the proxy card for voting by telephone or Internet, the institution will cause your shares to be voted in accordance with your instructions. If you are a beneficial owner of shares and wish to vote in person at the Annual Meeting, then you must obtain a proxy, executed in your favor, from the holder of record (the institution).

How do I vote?

By Ballot at the Meeting. If you are a shareholder of record and attend the Annual Meeting, you may vote in person by ballot at the Annual Meeting. To vote by ballot, you must register and confirm your shareholder status at the meeting. If the shareholder of record is a corporation, partnership, limited liability company or other entity of which you are an officer or other authorized person, then you should bring evidence of your authority to vote the shares on behalf of the entity. If your shares are held for you in a brokerage, bank or other institutional account (that is, in “street name”), you must obtain a proxy, executed in your favor, from that institution (the holder of record) to vote your beneficially-owned shares by ballot at the Annual Meeting. In the election of directors (Matter No. 1), each share held by a shareholder of record will be entitled to three votes, one for each director to be elected. Your option with respect to each director will be to vote “FOR” the director or to abstain from voting. In the vote to ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2014 (Matter No. 2), each share held by a shareholder of record will be entitled to one vote. Your options will be to vote “FOR” or “AGAINST” or to “ABSTAIN.” By Proxy. If you complete, sign and return the accompanying proxy card or follow the instructions on the proxy card for voting by telephone or Internet, then your shares will be voted as you direct. In the election of directors (Matter No. 1), your options with respect to each director are to direct a vote “FOR” or to “WITHHOLD AUTHORITY.” In the proposal to ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2014 (Matter No. 2), your options will be to direct votes “FOR” or “AGAINST” or to direct the proxy to “ABSTAIN” from voting on that proposal.

If you are a shareholder of record, then you may opt to deliver your completed proxy card in person at the Annual Meeting.

Can I vote by telephone or Internet?

Yes. If you follow the instructions on the proxy card for voting by telephone or Internet, your shares will be voted as you direct.

What does it mean if I receive more than one proxy card?

You will receive separate proxy cards when you own shares in different ways. For example, you may own shares individually, as a joint tenant, in an individual retirement account, in trust or in one or more brokerage accounts. You should complete, sign and return each proxy card you receive or follow the telephone or Internet instructions on each card. The instructions on each proxy card may differ. Be sure to follow the instructions on each card.

Can I change my vote or instruction?

Yes. You may follow the instructions on the proxy card to change your votes or instructions any time before midnight the day before the meeting.

In addition, if you are a shareholder of record, you may revoke your proxy any time before your shares are voted by filing with the secretary of the company a written notice of revocation or submitting a duly executed proxy bearing a later date. If you file a notice of revocation, you may then vote (or abstain from voting) your shares in person at the Annual Meeting. If you submit a later dated proxy, then your shares will be voted in accordance with that later dated proxy. No such notice of revocation or later dated proxy, however, will be effective unless received by us at or before the Annual Meeting and before your shares have been voted. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof as indicated on the proxy card. Sending in a proxy does not affect your right to vote in person if you attend the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

If I submit a proxy card, how will my shares be voted?

Your shares will be voted as you instruct on the proxy card.

What happens if I submit a proxy card and do not give specific voting instructions?

If you are a shareholder of record and sign and return the proxy card without indicating your instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. As of the date this proxy statement went to print, we did not know of any other matter to be raised at the Annual Meeting.

If you are a beneficial owner and you sign and return your proxy card without indicating your instructions, then your broker or nominee will vote, or not vote, in accordance with the rules of the New York Stock Exchange (provided the broker or nominee is a member of the New York Stock Exchange). If a voting matter is designated by the New York Stock Exchange as “routine” then your broker or nominee may vote or not vote in its own discretion. If a voting matter is designated “non-routine” by the New York Stock Exchange, then your broker or nominee cannot vote without your instructions.

Which voting matters are considered routine or non-routine?

In general, uncontested matters and matters not involving a merger or consolidation or affecting substantially the rights or privileges of the stock are considered routine under the rules of the New York Stock Exchange. Accordingly we expect the New York Stock Exchange will designate as routine the proposal to ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2014 (Matter No. 2) and brokers and other nominees will be permitted to vote on that matter. On the other hand, the New York Stock Exchange views matters involving the election of directors to be non-routine. Accordingly, the election of directors (Matter No. 1) will be designated by the New York Stock Exchange as non-routine and brokers and other nominees will not be permitted to vote on this matter without instructions from the beneficial owner.

What happens if I do not submit a proxy card and do not vote by telephone or Internet?

If you are a shareholder of record and you neither designate a proxy nor attend the Annual Meeting, your shares will not be represented at the meeting. If you are the beneficial owner of shares held in the name of a member of the New York Stock Exchange, that member may vote in its discretion on matters deemed routine by the New York Stock Exchange. The member may not vote on matters considered “non-routine.”

What are the Board’s recommendations?

The Board’s recommendations are set forth elsewhere in this proxy statement. In summary, the Board recommends votes—

➢	FOR election of the following nominees for director positions:

Wayne Burks

Sanjay Madhu

Anthony Saravanos

➢	FOR ratification of the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2014.

What vote is required to approve each item?

Election of directors. In the election of directors, the three highest recipients of “FOR” votes will be elected. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

Ratification of appointment of independent registered public accounting firm. The proposal to ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2014 will be approved if the number of votes for the proposal exceeds the number of votes against the proposal.

Other Matters. We do not anticipate other matters coming to a vote at the Annual Meeting. Should any other matter be brought to a vote, the matter will be approved if the number of votes favoring the matter exceeds the number of votes opposing the matter.

How will votes be counted?

All votes will be tabulated by the secretary of the company. We have engaged Broadridge Financial Solutions, Inc. to collect and tabulate proxy instructions. Although abstentions and broker non-votes are each included in the determination of the number of shares present, they are not counted on any matters brought before the meeting.

Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by mail, telephone, facsimile or electronic transmission. We have requested brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to beneficial owners and have agreed to reimburse those institutions for their out-of-pocket expenses.

RULES OF CONDUCT

To ensure fair, orderly and constructive meetings, the Board of Directors has adopted the following rules of conduct for shareholder meetings.

1.   All attendees must register before entering the meeting room.

2.   The meeting will follow the schedule set forth on the agenda.

3.   Only shareholders of record as of the record date or their duly authorized representatives are entitled to vote or address the meeting.

4.   No business will come before the meeting except in compliance with Article II, Section 10 of our bylaws and its prior notice requirements.

5.   No one may address the meeting unless recognized by the presiding officer of the meeting.

6.   Each speaker will be limited to 3 minutes and 3 questions. Questions and comments must be directly relevant to the company’s business or operations. Questions or comments that are repetitious, relate to pending or threatened litigation, or deal with general economics, politics or public policy are prohibited.

7.   Rude or disruptive behavior is prohibited.

8.   The use of cameras, audio or video recording equipment, communications devices or similar equipment is prohibited.

9.   Attendees who violate these rules may be removed.

10. The decisions of the presiding officer in interpreting and enforcing these rules of conduct will be final.

MATTER NO. 1

ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting. In accordance with the company’s articles of incorporation, the Board of Directors is divided into three classes. Each class consists of three directors. All directors within a class have the same three-year terms of office. The class terms expire at successive annual meetings so that each year a class of directors is elected. The current terms of director classes expire in 2014 (Class C directors), 2015 (Class A directors), and 2016 (Class B directors). Each of the Class C directors elected at the 2014 Annual Meeting will be elected to serve a three-year term.

With the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated the following persons to stand for election as Class C directors at the 2014 Annual Meeting of Shareholders, with terms expiring in 2017:

Wayne Burks

Sanjay Madhu

Anthony Saravanos

Each of the nominees for election as a director has consented to serve if elected. If, as a result of circumstances not now known or foreseen, one or more of the nominees should be unavailable or unwilling to serve as a director, proxies may be voted for the election of such other persons as the Board of Directors may select. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

The persons named in the enclosed proxy card intend, unless otherwise directed, to vote such proxy “FOR” the election of Wayne Burks, Sanjay Madhu and Anthony Saravanos as Class C directors of HCI Group, Inc. The nominees receiving the three highest “FOR” vote totals will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES AS DIRECTORS OF THE COMPANY — ITEM 1 ON YOUR PROXY CARD.

DIRECTORS

Directors Standing for Election (Class C)

Wayne Burks, age 66, has served on our board since June 20, 2013. Mr. Burks has since April 2012 served as a director and the chief financial officer of WRB Enterprises, Inc., a Tampa, Florida based holding company with investments in Caribbean electric utilities, renewable energy development, cable television, real estate and financial institutions. From July 2010 to April 2012, he was a principal of Sterling Financial Consulting where he provided financial and operational consulting services for privately held and pre-initial public offering stage companies. From December 2008 to June 2010, Mr. Burks served as chief financial officer of Prepared Holdings, LLC, a Florida-based insurance holding company. Mr. Burks is a certified public accountant. He is a former audit partner of Coopers & Lybrand, where he performed auditing services approximately 23 years.

Mr. Burks brings considerable business and management experience to the Board of Directors. We expect Mr. Burks’s business and management experience will enhance oversight of the company’s business performance. His former partnership in a global public accounting firm and his subsequent executive financial management roles will allow him to add value and expertise to the company’s financial oversight functions. In addition, Mr. Burks serves as chairman of our audit committee and a member of our governance and nominating committee.

Sanjay Madhu, age 47, has been a director of our company since May 2007 and he currently serves as a director for Homeowners Choice Property & Casualty Insurance Company, Inc. Mr. Madhu formerly served as president of our real estate division, and vice president of investor relations, positions he held from June 2011 and February 2008, respectively, until his employment with us ended effective June 30, 2013. He also served as our vice president of marketing from 2008 to 2011. Since 2013, Mr. Madhu has been chief executive officer of Oxbridge Re Holdings Ltd., a publicly held reinsurance holding company based in the Cayman Islands, and he and other capital partners manage Moksha Re SPC Ltd., a Bermuda based reinsurance company. (See Transactions with Related Persons.) Since 2012, Mr. Madhu has served on the Board of Directors of Wheeler Real Estate Investment Trust, Inc., a publicly held real estate investment trust. As an owner and manager of commercial properties, Mr. Madhu has been president of 5th Avenue Group LC since 2002 and President of Forrest Terrace LC since 1999. He has also been president of The Mortgage Corporation Network (correspondent lenders) since 1996. Prior to that, Mr. Madhu was vice president, mortgage division, First Trust Mortgage & Finance, from 1994 to 1996; vice president, residential first mortgage division, Continental Management Associates Limited, Inc., from 1993 to 1994; and president, S&S Development, Inc. from 1991 to 1993. None of the foregoing companies is an affiliate of HCI Group, Inc. He attended Northwest Missouri State University, where he studied marketing and management.

Mr. Madhu brings considerable business, marketing, real estate and mortgage finance experience to the Board of Directors. Real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. In addition, Mr. Madhu has a substantial personal investment in the company.

Anthony Saravanos, age 43, has been a director of the company since May 2007 and currently serves as president of our real estate division, a position he has held since August 26, 2013, and he currently serves as a director for Homeowners Choice Property & Casualty Insurance Company, Inc. From 2005 through August 2013, Mr. Saravanos was vice president of The Boardwalk Company, a full-service real estate company located in Palm Harbor, Florida. The Boardwalk Company is not affiliated with HCI Group, Inc. Since 2001, he has been managing partner of several commercial property entities with a combined total of 13 properties in Florida and New York. Since 2011, Mr. Saravanos has served as a director of First Home Bank in Seminole, Florida. From 1997 to 2001, he served as district manager, marketing and sales, for DaimlerChrysler Motors Corporation, Malvern, Pennsylvania. Mr. Saravanos graduated from Ursinus College, Collegeville, Pennsylvania, with a double major in Economics and Spanish. He earned a master’s degree in Business Administration with an emphasis in marketing from Villanova University. At Villanova he was inducted into the Beta Gama Sigma Honor Society. Mr. Saravanos also attended Quanaouac Institute, Cuernavaca, Mexico, for intensive Spanish studies and a cultural immersion program. A licensed real estate broker, Mr. Saravanos is a Certified Commercial Investment Member. He was named #1 Top Producer for 2010 by the Florida Gulfcoast Commercial Association of Realtors in the General Brokerage Category. Mr. Saravanos also serves as Vice President, Greek Children’s Fund at All Children’s Hospital Foundation.

Mr. Saravanos brings considerable business, management, finance, marketing and real estate experience and business education to the Board of Directors. Real estate experience has become increasingly important to the company as it makes and considers significant real estate investments and as such, we believe Mr. Saravanos is well qualified to lead our real estate division. His financial sophistication is evidenced by his business education and his work experiences. For example, as a district manager for DaimlerChrysler Motors Corporation he was required to read, understand and analyze financial information. His ability to analyze financial information is considered of importance in enhancing oversight of the company’s performance, monitoring its financial disclosure and evaluating growth opportunities. Important also, Mr. Saravanos has a substantial personal investment in the company and he played a large role in bringing initial investors to the company.

Directors Continuing in Office

Directors whose present terms continue until 2015 (Class A):

James Macchiarola, age 62, has served on our board since November 12, 2013. Since 1999, Mr. Macchiarola served in various positions for the Clearwater, Florida office of Orange Business Services (formerly Equant), a global information technology and communications services provider and subsidiary of Orange S.A. (formerly France Telecom S.A.). Since 2009, he has served as its vice president and head of North American equipment resales and integration services. From 2007 to 2009, he was that company’s area sales vice president for the U.S. east coast and Canada. From 2003 to 2007, he was head of its integration services sales.

From 2002 to 2003, he served as head of service operations for the Americas. From 1999 to 2003, he served as head of managed services. From 1994 to 1999, Mr. Macchiarola served as chief operating officer for Techforce, a U.S. based systems integrator. Before that he also did stints for Racal Datacom and Syncordia (1990 to 1994), AT&T Paradyne (1984 to 1990) and IBM Corp. (1969 to 1984).

Mr. Macchiarola brings considerable business, management, marketing, and systems experience to the Board of Directors. Information technology and systems knowledge has become increasingly important to the company as the growth of technology in the market becomes more and more sophisticated. In addition, the company expects Mr. Macchiarola will provide guidance and oversight in the direction of the company’s own information technology division. The marketing and sales experience gained by Mr. Macchiarola, for example, as vice president and head of North American equipment resales and integration services, will prove valuable as the company continues to grow and expand into new products and territories.

Harish M. Patel, age 57, has served on our Board of Directors since 2011. Since 2006, Mr. Patel has served as a director for Medenet, Inc., a medical software company based in St. Petersburg, Florida. From 1976 to 1987, Mr. Patel served in various capacities, including as director of sales, director of operations and director at large, for Colorama Photo Processing Laboratories, a family-owned photo processing business located in London, England which pioneered the provision of next day and same day photo processing services to retail outlets in Central London and later provided those services to other regions of the United Kingdom. From 1987 to 1992, Mr. Patel served in various capacities, including as director at large, for Colorama Pharmaceuticals Ltd., a family-owned start-up venture which distributed pharmaceuticals to the client base of the photo processing company. From 1992 to 2005, he served as director for Kwik Photo Retail Stores, a London-based, operator of stand-alone and in-store retail photo processing labs. During his tenure, that company expanded from 23 company-owned stores to over 100 outlets. In addition he established and managed a United States-based data processing subsidiary for that company. None of the foregoing companies are affiliated with our company. Mr. Patel holds a Bachelor’s Degree in Business Administration from South Bank Polytechnic. He has no familial relationship to Paresh Patel, our chief executive officer and chairman of the Board.

Mr. Patel brings a wide range of business and management experience to the Board of Directors. We expect Mr. Patel’s business and management experience will enhance oversight of the company’s business performance and financial disclosure. We believe also the knowledge he has gained from his experiences, in particular his knowledge of software systems and health care, will be valuable as the company considers and seeks growth opportunities. Also important, Mr. Patel has a substantial personal investment in the company. Mr. Patel serves on our audit and compensation committees.

Martin A. Traber, age 68, is a founder of the company and has been a director since inception. In addition, Mr. Traber currently serves as a director for Homeowners Choice Property & Casualty Insurance Company, Inc. Since 1994 Mr. Traber has been a partner of Foley & Lardner LLP, in Tampa, Florida, representing clients in securities law matters and corporate transactions. Mr. Traber is a founder of NorthStar Bank in Tampa, Florida and from 2007 to 2011 served as a member of the Board of Directors of that institution. Mr. Traber serves on the Board of Directors of JHS Capital Holdings, Tampa, Florida and on the Advisory Board of Platinum Bank, Tampa, Florida. From 2012 to 2013, he served on the Board of Directors of Exeter Trust Company, Portsmouth, New Hampshire. Mr. Traber holds a Bachelor of Arts and a Juris Doctor from Indiana University.

Mr. Traber brings considerable legal, financial and business experience to the Board of Directors. He has counseled and observed numerous businesses in a wide range of industries. The knowledge gained from his observations and his knowledge and experience in business transactions and securities law are considered of importance in monitoring the company’s performance and when we consider and pursue business acquisitions and financial transactions. Mr. Traber also serves on the governance and nominating committee and our compensation committee. As a corporate and securities lawyer he has a fundamental understanding of governance principles and business ethics. His knowledge of other businesses and industries is useful in determining management and director compensation. Important also, Mr. Traber has a substantial personal investment in the company.

Directors whose present terms continue until 2016 (Class B):

George Apostolou, age 63, has been a director of the company since May 2007. Born in Erithri-Attikis, Greece, Mr. Apostolou moved to the United States in 1971 and earned his State of Florida Contractors License in 1983. In 1987, he established George Apostolou Construction Corporation and has since built more than 200 commercial buildings, including government services buildings, churches, office buildings and retail centers. George Apostolou Construction Corporation is not affiliated with HCI Group, Inc. In addition to contracting, Mr. Apostolou has been involved in the development and investment of many commercial projects and now owns more than 20 properties in the Tampa Bay area.

Mr. Apostolou brings considerable business, management and real estate experience to the Board of Directors. We expect Mr. Apostolou’s business and management experience will enhance oversight of the company’s business performance. Moreover, real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. Mr. Apostolou also serves on our audit committee and our compensation committee. His business experience gives him a fundamental understanding of financial statements and business operations. Important also, Mr. Apostolou has a substantial personal investment in the company and he played a large role in bringing initial investors to the company.

Paresh Patel, age 51, is a founder of the company and currently serves as executive chairman of the Board of Directors and chief executive officer of the company. He has been a director of the company since its inception and has served as the chairman of our Board of Directors since May 2007. He has served as chief executive officer since 2011. From 2011 to 2012, Mr. Patel served as president of our insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., and he currently serves as executive chairman of the Board of Directors of this company. Mr. Patel has broad experience in technology and finance. He developed and continues to oversee development of the company’s policy administration systems. From 2006 to 2011, Mr. Patel served as president of Scorpio Systems, Inc., a software development company, and since 2011, has served as chairman of the board of First Home Bancorp, Inc., a bank holding company in Seminole, Florida. Mr. Patel also serves as chairman of the Board of Directors for Oxbridge Re Holdings Ltd. a publicly held reinsurance holding company based in the Cayman Islands, and he and other capital partners manage Moksha Re SPC Ltd. a reinsurance company located in Bermuda. (See Transactions with Related Persons.) He is a founder of NorthStar Bank in Tampa, Florida and from 2006 to 2010 served on the Board of Directors of its parent company, NorthStar Holding Company. As a private investor from 2000 to 2006, Mr. Patel developed and implemented his own money management system based upon statistical and probability techniques. Before that, from 1998 to 2000, he was director of customer care and billing with Global Crossing. In that position, Mr. Patel defined business processes and systems, hired and trained department staff and led the merger of the customer care and billing systems with the systems of companies that Global Crossing acquired. As an independent software and systems consultant from 1991 to 1998, Mr. Patel worked with large international telephone companies. Mr. Patel holds a Bachelor’s and a Master’s degree in Electronic Engineering from the University of Cambridge in United Kingdom. He has no familial relationship to Harish Patel, another member of the Board of Directors.

Mr. Patel brings to the Board of Directors considerable experience in business, management, systems and technology, and because of those experiences and his education, he possesses analytical and technology skills which are considered of importance to the operations of the company, the oversight of its performance and the evaluation of its future growth opportunities. Furthermore, his performance as chief executive officer has indicated an in-depth understanding of the company’s insurance business. He is a founder of the company and has a substantial personal investment in the company.

Gregory Politis, age 61, is a founder of the company and has been an HCI director since its inception. In addition, Mr. Politis currently serves as a director for Homeowners Choice Property & Casualty Insurance Company, Inc. Mr. Politis has been in the real estate business since 1974 and is president of Xenia Management Corporation, a real estate portfolio management company he established in 1988. Mr. Politis has interests in over 40 real estate developments in the Miami-Dade County, Orlando, Greater Tampa Bay and Montreal, Canada areas. Xenia Management Corporation is not affiliated with HCI Group, Inc. During his career, Mr. Politis has developed and retained ownership of retail, office and industrial spaces, with a primary focus on buildings housing federal and state government agencies. He was a founding member of Hellenic American Board of Entrepreneurs and a recipient of the Building Owners and Managers Association (BOMA) Building of the Year Award. Mr. Politis has served as a director of NorthStar Bank and Florida Bank.

Mr. Politis brings considerable business, management and real estate experience to the Board of Directors. We expect his business and management experience will enhance oversight of the company’s business performance. Moreover, real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. Mr. Politis serves on the company’s compensation committee and our governance and nominating committee. His business experience gives him a fundamental understanding of business operations. Important also, Mr. Politis has a substantial personal investment in the company.

Arrangements as to Selection and Nomination of Directors

We are aware of no arrangements as to the selection and nomination of directors.

Independent Directors

Based upon recommendations of our governance and nominating committee, our Board of Directors has determined that current directors George Apostolou, Wayne Burks, James Macchiarola, Harish M. Patel, Gregory Politis, and Martin A. Traber are “independent directors” meeting the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual, including having no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In the case of Mr. Traber, the Committee considered his role as a partner of Foley & Lardner LLP, which provides legal services to the company, and determined that the fees received by the law firm from us amount to less than 1% of the firm’s total revenue and considered also Mr. Traber’s personal financial substance, his other sources of income and his lack of dependence upon legal fees from the company.

DIRECTOR COMPENSATION

The compensation of our non-employee directors is determined by the compensation committee. Typically, directors who are employees of the company do not receive compensation for their service as directors.

We have a very active board. Individual members of the board communicate regularly with management and often prepare proposals for consideration by management and the other members. The members spend considerable time consulting with management and reviewing proposals by management and the other members. This collaborative effort among management and the board is considered to be of importance to the success of the company.

The compensation committee has sought to align compensation of the non-employee directors with the success of the company and shareholder returns.

During 2013, the company compensated the non-employee directors with a combination of cash payments and single, one-time grants of restricted stock having market based vesting requirements. The cash payments included quarterly fees of $18,750, a single payment of $70,000 in January to each non-employee director then serving and a single payment of $140,000 in December to each non-employee director then serving, except that our newest directors, Wayne Burks and James Macchiarola, received $35,000 each. The restricted stock grants included the issuance on May 16, 2013 of 24,000 shares of restricted common stock to each director then serving, except our chief executive officer, and the issuance on November 12, 2013 of 24,000 shares of restricted common stock to each of the new directors, Burks and Macchiarola. In each grant, vesting of the shares depends upon the market price of the company’s common stock meeting certain price targets. The restricted shares cannot be sold or transferred until they are vested. Any shares not vested within six years of the grant date will be forfeited. In the earlier grants, the shares will vest in 6,000 share increments only one year after the market price of the company’s common stock equals or exceeds price targets of $35, $50, $65 and $80 for a period of 20 consecutive trading days. Thus far none of the shares has vested. However, the $35 price target has been met and that increment will vest in 2014 if the service requirements are met. In the later grants to the new directors, the shares will vest in 6,000 share increments only one year after the market price of the company’s common stock equals or exceeds the price targets of $50, $65, $80 and $95 for a period of 20 consecutive trading days. None of these price targets has been met and no vesting has occurred.

Although not one of the foregoing restricted shares has yet vested and by their own terms could not have vested in 2013, Securities and Exchange Commission rules require us to report the grant-date fair value of the entire award in the year of the grant rather than reporting this expense over the service period as we do for financial reporting purposes. Fair value of these market based awards is estimated using a methodology that includes expected price volatility, expected dividends, estimated cost of capital and other factors in accordance with Accounting Standards Codification Topic 718. Hence, in the table below, each amount appearing under “Stock Awards” is an estimate of the award’s fair value at the grant date in 2013 even though no vesting has yet occurred. These estimated values are based in part upon predictions of future events. The actual values on the vesting date will almost certainly differ from the estimated values. The company does not anticipate any further restricted stock grants to the current non-employee directors.

In addition to their director compensation, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at board or committee meetings.

In December 2013, the compensation committee engaged Frederic W. Cook & Co, Inc., a nationally recognized, compensation consulting firm to review the company’s non-employee director compensation program. As a result of that consultation, the compensation committee established a new compensation program for our non-employee directors. During 2014, each non-employee director will receive an annual cash retainer for his board service. No other cash compensation (except dividends on restricted shares which are reported as compensation) is anticipated. For 2014 each non-employee director will receive a total of $93,725, which will be paid over the year in quarterly installments. The one-time equity awards provided to current non-employee directors in 2013 are expected to serve as the sole equity component of their director compensation for the foreseeable future. Frederic W. Cook & Co. provided no other services to the committee.

The following table sets forth information with respect to compensation earned by each of our directors (other than “named executive officers”) during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Stock Awards(5)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
George Apostolou	$285,000(1)	$637,800(9)	—	—	—	$17,400	$940,200

Wayne Burks	$ 72,500(6)	$816,900(3)	—	—	—	$ 6,600	$896,000

Sanjay Madhu(2)	$177,500(7)	$637,800(9)	—	—	—	$12,000	$827,300

James Macchiarola	$ 47,500(8)	$816,900(3)	—	—	—	$ 6,600	$871,000

Harish Patel	$285,000(1)	$637,800(9)	—	—	—	$17,400	$940,200

Gregory Politis	$285,000(1)	$637,800(9)	—	—	—	$17,400	$940,200

Martin A. Traber	$285,000(1)	$637,800(9)	—	—	—	$17,400	$940,200

(1)	In January 2013 and December 2013, the director received cash bonus payments of $70,000 and $140,000, respectively. In January, April, July and October, the director received cash payments of $18,750 for his service as a director of the company, which includes attendance at board and committee meetings held during 2013.
(2)	Mr. Madhu was a named executive officer of the company through June 30, 2013 when his employment with the company ended. Mr. Madhu continues to serve on the Board of Directors. Amounts in this table represent amounts earned by Mr. Madhu while serving as a non-employee director after his employment ended. Amounts earned as a named executive officer before June 30, 2013 are reported in the Summary Compensation Table.

(3)	On November 11, 2013, the director received a restricted stock grant of 24,000 common shares. See description, table and footnotes to the “aggregate number of stock awards outstanding for each non-employee director as of December 31, 2013” table below for further detail on the grants.
(4)	Other compensation included dividends paid on unvested restricted shares. Mr. Apostolou, Mr. Patel, Mr. Politis and Mr. Traber each received cash dividend payments of $5,400, $5,400, and $6,600 in June, September and December, respectively. Mr. Madhu received cash dividend payments of $5,400 and $6,600 in September and December, respectively, and Messrs. Burks and Macchiarola each received cash dividend payments of $6,600 in December.
(5)	In accordance with SEC reporting requirements, the amounts reported in this column represent the grant-date fair value of the entire award and were calculated utilizing the fair value recognition provisions of Accounting Standards Codification Topic 718 – “Compensation – Stock Compensation,” which requires the measurement and recognition of compensation for all stock-based awards made to employees and directors, including stock options and restricted stock issuances, based on estimated fair values. The assumptions used in calculating this amount are discussed in Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 12, 2014.
(6)	In December 2013, Mr. Burks received a cash bonus payment of $35,000. In July and October Mr. Burks received cash payments of $18,750 for his service as a director of the company, which includes attendance at board and committee meetings held during 2013.
(7)	In December 2013, Mr. Madhu, whose employment ended with the company on June 30, 2013, received a cash bonus payment of $140,000. In July and October Mr. Madhu received cash payments of $18,750 for his service as a director of the company, which includes attendance at board and committee meetings held during 2013 (see footnote 2 for further information regarding Mr. Madhu’s compensation disclosed in this table).
(8)	In December 2013, Mr. Macchiarola received a cash bonus payment of $35,000. In October Mr. Macchiarola received a cash payment of $12,500 for his service as a director of the company, which includes attendance at board and committee meetings held during 2013.
(9)	On May 16, 2013, the director received restricted stock grants of 24,000 shares each. See description, table and footnotes to the “aggregate number of stock awards outstanding for each non-employee director as of December 31, 2013” table below for further detail on the grants.

The aggregate number of stock awards outstanding for each non-employee director as of December 31, 2013 was as follows:

Name	Number of Options	Number of Restricted Shares

George Apostolou	—	24,000(2)

Wayne Burks	—	24,000(3)

Sanjay Madhu	—	24,000(2)

James Macchiarola	—	24,000(3)

Gregory Politis	90,000(1)	24,000(2)

Martin A. Traber	—	24,000(2)

Harish Patel	30,000(4)	24,000(2)

(1)	On June 1, 2007 Mr. Politis received options to purchase 160,000 shares at $2.50 per share, which vested monthly in equal increments through and including January 1, 2010 and expire May 31, 2017. As of December 31, 2013, 90,000 options are unexercised.
(2)	On May 16, 2013, the directors received restricted stock grants of 24,000 shares each. Restrictions on 6,000 shares will lapse one year after the closing price of HCI common shares equals or exceeds each of the following target prices for 20 consecutive trading days; $35, $50, $65 and $80. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders. During 2013 the $35 price target with respect to this grant was met on October 8, 2013.

(3)	On November 11, 2013, the directors received restricted stock grants of 24,000 shares each. Restrictions on 6,000 shares will lapse one year after the closing price of HCI common shares equals or exceeds each of the following target prices for 20 consecutive trading days; $50, $65, $80 and $95. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(4)	On August 26, 2011, newly elected director Harish Patel was awarded the right to purchase 30,000 shares at $6.30 per share. His options vest in three equal annual installments beginning April 20, 2012 and expire on August 25, 2021.

COMPENSATION POLICIES RELATING TO RISK MANAGEMENT

The Board of Directors has considered risks associated with the company’s compensation policies and practices and identified no compensation policies or practices that are reasonably likely to have a material adverse effect on the company.

TRANSACTIONS WITH RELATED PERSONS

Transactions

Reinsurance Agreements

On June 1, 2013, Claddaugh Casualty Insurance Company, Ltd. (“Claddaugh”), our Bermuda-based captive reinsurer, entered into a reinsurance treaty with Moksha Re SPC Ltd. and multiple capital partners (“Moksha”) whereby a portion of the business assumed from Homeowners Choice Property & Casualty Insurance Company, Inc. is ceded by Claddaugh to Moksha. With respect to the period from June 1, 2013 through May 31, 2014, Moksha assumed approximately $15,400,000 of the total covered exposure for approximately $4,300,000 in premiums, a rate which management believes to be competitive with market rates available to Claddaugh. The $4,300,000 premium was fully paid by Claddaugh on June 27, 2013. With respect to the period from June 1, 2012 through May 31, 2013, Moksha assumed $13,800,000 of the total covered exposure for approximately $4,000,000 in premiums. Moksha has deposited funds into a trust account to fully collateralize Moksha’s exposure. Trust assets may be withdrawn by Homeowners Choice Property & Casualty Insurance Company, Inc., the trust beneficiary, in the event amounts are due under the current Moksha reinsurance agreement. Among the Moksha capital partner participants are the company’s chief executive officer, Paresh Patel, and certain of his immediate family members and Sanjay Madhu, one of the company’s non-employee directors.

Claddaugh also has reinsurance treaties with Oxbridge Reinsurance Limited (“Oxbridge”) whereby a portion of the business assumed from Homeowners Choice Property & Casualty Insurance Company, Inc. is ceded by Claddaugh to Oxbridge. With respect to the period from June 1, 2013 through May 31, 2014, Oxbridge assumed $10,100,000 of the total covered exposure for approximately $4,900,000 in premiums, a rate which management believes to be competitive with market rates available to Claddaugh. The $4,900,000 premium was fully paid by Claddaugh on July 9, 2013. Oxbridge has deposited funds into a trust account to fully collateralize Oxbridge’s exposure. Trust assets may be withdrawn by Homeowners Choice Property & Casualty Insurance Company, Inc., the trust beneficiary, in the event amounts are due under the current Oxbridge reinsurance agreement. Among the Oxbridge capital partner participants are Paresh Patel, our chief executive officer who is also chairman of the Board of Directors for Oxbridge, and members of his immediate family and Anthony Saravanos, president of the Company’s real estate division. In addition, two of the Company’s non-employee directors, including Sanjay Madhu who serves as Oxbridge’s president and chief executive officer, are investors in Oxbridge.

Legal Services

One of our directors, Martin A. Traber, is a partner at the law firm of Foley & Lardner LLP, and since our inception in 2007, the firm has provided legal representation to us. During 2013, Foley & Lardner LLP billed us approximately $450,000. Such amount includes fees billed in connection with our debt offerings and represents less than 1% of Foley’s fee revenue. These services were provided on an arm’s-length basis, and paid for at fair market value. We believe that such services were performed on terms at least as favorable to us as those that would have been realized in transactions with unaffiliated entities or individuals.

Policies for Approval or Ratification of Transactions with Related Persons

Our policy for approval or ratification of transactions with related persons is for those transactions to be reviewed and approved by the Audit Committee. That policy is set forth in the Audit Committee Charter. Our practice is that such transactions are approved by a majority of disinterested directors. The policy sets forth no standards for approval. Directors apply their own individual judgment and discretion in deciding such matters.

ADVERSE INTERESTS

We are not aware of any material proceedings in which an executive officer or director is a party adverse to the company or has a material interest adverse to the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 filed for the year 2013, we believe that all of our directors, officers, and 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them. In addition all such forms were filed timely.

CODE OF ETHICS

We have adopted a code of ethics applicable to all employees and directors, including our chief executive officer and chief financial officer. We have posted the text of our code of ethics to our internet web site: www.hcigroup.com. Select “Investors” from the left and then select “Corporate Governance” and then “Code of Conduct.” We intend to disclose any change to or waiver from our code of ethics by posting such change or waiver to our internet web site within the same section as described above.

CORPORATE GOVERNANCE GUIDELINES

We have adopted Corporate Governance Guidelines to promote effective governance of the company. A current copy of our Corporate Governance Guidelines is available on our website www.hcigroup.com. Click “Investors” and then “Corporate Governance.”

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held 13 formal meetings during 2013. During 2013, no director attended less than 75% of the Board and applicable committee meetings.

Board members are encouraged, but not required to attend the Annual Meeting of the Shareholders. All seven directors then serving attended the 2013 Annual Meeting of the Shareholders.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have established procedures by which shareholders may communicate with members of the Board of Directors, individually or as a group. Shareholders wishing to communicate with the Board of Directors or a specified member of the Board may send written communications addressed to: Board of Directors, HCI Group, Inc., c/o Andrew L. Graham, Secretary of the Corporation, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. The mailing envelope should clearly specify the intended recipient or recipients, which may be the Board of Directors as a group or an individual member of the Board. The communication should include the shareholder’s name and the number of shares owned. Communications that are not racially, ethically or religiously offensive, commercial, pornographic, obscene, vulgar, profane, defamatory, abusive, harassing, threatening, malicious, false or frivolous in nature will be promptly forwarded to the specified members of the Board of Directors. We have also established procedures by which all interested parties (not just shareholders)

may communicate directly with our non-management or independent directors as a group. Any interested party wishing to communicate with our non-management or independent directors as a group may send written communications addressed to: Board of Directors, HCI Group, Inc., c/o Andrew L. Graham, Secretary of the Corporation, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. The mailing envelope should clearly specify the intended recipients, which may be the non-management directors or the independent directors as a group. The Secretary will promptly forward the envelope for distribution to the intended recipients.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an audit committee, a compensation committee and a governance and nominating committee.

Audit Committee

The company has a separately-designated standing audit committee established in accordance with the Securities and Exchange Act of 1934. The audit committee’s responsibilities include the following:

•	assisting our Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices;

•	overseeing the work of our internal accounting and auditing processes;

•	discussing with management our processes to manage business and financial risk;

•	making appointment, compensation, and retention decisions regarding, and overseeing the independent registered public accounting firm engaged to prepare or issue audit reports on our financial statements;

•	establishing and reviewing the adequacy of procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures; and

•	conducting an appropriate review and approval of all related party transactions for potential conflict of interest situations on an ongoing basis.

The audit committee is composed of three members: Wayne Burks, its chairman, George Apostolou and Harish M. Patel. Since our common shares are listed on the New York Stock Exchange, we are governed by its listing standards. Accordingly, each member of the audit committee meets the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual and the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities and Exchange Commission. The Board of Directors has determined that Mr. Burks is an audit committee financial expert. The Audit Committee met formally six times during 2013 and otherwise acted by unanimous written consent. The Board of Directors has adopted a written Audit Committee Charter. A current copy of the charter is available on our website www.hcigroup.com. Click “Investors” and then “Corporate Governance.”

Compensation Committee

The compensation committee’s responsibilities include the following:

•	reviewing and approving the compensation programs applicable to our executive officers;

•	recommending to the Board of Directors and periodically reviewing policies for the administration of the executive compensation programs;

•	reviewing and approving the corporate goals and objectives relevant to the compensation of the executive officers, evaluating the performance of the executive officers in light of those goals, objectives and strategies, and setting the compensation level of the executive officers based on this evaluation;

•	reviewing on a periodic basis the operation of our executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes;

•	administering and making awards under the company’s 2012 Omnibus Incentive Plan and monitoring and supervising the administration of any other benefit plans the company may have; and

•	reviewing and approving compensation to outside directors.

The compensation committee has the authority to determine the compensation of the named executive officers and the non-employee directors and to make equity awards under the company’s 2012 Omnibus Incentive Plan. At least annually the compensation committee considers the results of the company’s operations and its financial position and makes compensation determinations. The compensation committee did not engage or rely on consultants in determining compensation paid in 2013, instead relying on the judgment and knowledge of its own members. It views the determination of such compensation to be a collaborative effort and accordingly it welcomes recommendations and advice from executive officers and other directors. The compensation committee is composed of four members: Martin A. Traber, Chairman, George Apostolou, Harish Patel and Gregory Politis, each of whom meets the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual. The compensation committee met formally four times during 2013 and otherwise acted by unanimous written consent. The Board of Directors has adopted a formal compensation committee charter. A current copy of the charter is available on our website www.hcigroup.com. Click “Investors” and then “Corporate Governance.”

Governance and Nominating Committee

The functions of the governance and nominating committee include the following:

•	establishing criteria for selection of potential directors, taking into account all factors it considers appropriate;

•	identifying and selecting individuals believed to be qualified as candidates to serve on the board and recommending to the board candidates to stand for election as directors at the annual meeting of shareholders or, if applicable, at a special meeting of the shareholders;

•	recommending members of the board to serve on the committees of the board;

•	evaluating and ensuring the independence of each member of each committee of the board required to be composed of independent directors;

•	developing and recommending to the board a set of corporate governance principles appropriate for our company and consistent with the applicable laws, regulations, and listing requirements;

•	developing and recommending to the board a code of conduct for our company’s directors, officers, and employees;

•	ensuring that we make all appropriate disclosures regarding the process for nominating candidates for election to the board, including any process for shareholder nominations, the criteria established by the committee for candidates for nomination for election to the board, and any other disclosures required by applicable laws, regulations, or listing standards; and

•	reporting regularly to the board (i) regarding meetings of the committee, (ii) with respect to such other matters as are relevant to the committee’s discharge of its responsibilities, and (iii) with respect to such recommendations as the committee may deem appropriate.

The governance and nominating committee is composed of three members: Martin A. Traber, Wayne Burks and Gregory Politis, each of whom meets the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual. The governance and nominating committee held three meetings in 2013. The Board of Directors has adopted a written governance and nominating committee charter. A current copy of the charter is available on our website at www.hcigroup.com. Click “Investors” and then “Corporate Governance.”

Each of the proposed director nominees was recommended by the governance and nominating committee to the Board of Directors.

The governance and nominating committee identifies director candidates in numerous ways. Generally, the candidates are known to and recommended by members of the Board of Directors or management. In evaluating director candidates, the governance and nominating committee considers a variety of attributes, criteria and factors, including experience, skills, expertise, diversity, personal and professional integrity, character, temperament, business judgment, time availability, dedication and conflicts of interest. At a minimum, director candidates must be at least 18 years of age and have such business, financial, technological or legal experience or education to enable them to make informed decisions on behalf of the company. The governance and nominating committee has not adopted a specific policy on diversity. However, in practice it has identified and recommended individuals of diverse ethnic, cultural and business backgrounds.

The governance and nominating committee will consider director candidates recommended by shareholders. Any shareholder wishing to recommend one or more director candidates should send the recommendations before November 1 of the year preceding the next annual meeting of shareholders to the Secretary of the Corporation, Andrew L. Graham, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. Each recommendation should set forth the candidate’s name, age, business address, business telephone number, residence address, and principal occupation or employment and any other attributes or factors the shareholder wishes the committee to consider, as well as the shareholder’s name, address and telephone number and the class and number of shares held. The Committee may require the recommended candidate to furnish additional information. The secretary will forward recommendations of qualified candidates to the governance and nominating committee and those candidates will be given the same consideration as all other candidates.

A shareholder wishing to nominate an individual for election to the Board of Directors at the Annual Meeting of the Shareholders, rather than recommend a candidate to the Governance and Nominating Committee, must comply with the advance notice requirements set forth in our bylaws. See “Shareholder Proposals for Presentation at the 2015 Annual Meeting” for further information.

Board of Directors Leadership Structure

Our business and affairs are managed under the direction of the Board of Directors. Under our current leadership structure, Paresh Patel serves as chairman of the board and chief executive officer. Mr. Patel’s role includes providing continuous feedback on the direction and performance of the company, serving as chairman of regular meetings of the Board of Directors, setting the agenda of meetings of the Board of Directors and leading the Board of Directors in anticipating and responding to changes in our business. Mr. Patel plays a significant role also in formulating and executing the company’s strategic plans, technology efforts and investment decisions. We believe board oversight and planning is a collaborative effort among the directors, each of whom has unique skills, experience and education, and this structure facilitates collaboration and communication among the directors and management and makes best use of their respective skills. To further foster collaboration in its oversight efforts, the Board of Directors has no lead independent director to preside at meetings of the non-management directors. Rather at each such meeting a presiding director is elected by majority vote of the directors present. The Board of Directors periodically reviews the board leadership structure to evaluate whether the structure remains appropriate for the company and may determine to alter this leadership structure anytime based on then existing circumstances.

Board of Directors’ Role in Risk Oversight

The Board of Directors plays a significant role in monitoring risks to the company. Where major risks are involved, the Board of Directors takes a direct role in reviewing those matters. For example, the Board of Directors annually reviews the level and design of our reinsurance program. Reinsurance is insurance we buy from other insurance companies to cover hurricanes and other catastrophes. The Board of Directors also approves any strategic initiatives and any large or unusual investment or other such expenditure of the company’s resources. The Board of Directors has established committees to assist in ensuring that material risks are identified and managed appropriately. Among them are the audit committee, the compensation committee, and the governance and nominating committee. The Board and its committees regularly review material operational, financial, compensation and compliance risks with executive management. The audit committee is responsible for assisting the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices and discussing with management our processes to manage business and financial risk. The compensation committee considers risk in connection with its design of our compensation programs for our executives. The governance and nominating committee regularly reviews the company’s corporate governance structure and board committee assignments. Each committee regularly reports to the Board of Directors.

MATTER NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The company’s audit committee has appointed Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2014. At the Annual Meeting, shareholders will be asked to ratify the audit committee’s appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm. Regardless of the outcome of this vote, the audit committee will retain the sole authority to appoint the company’s independent registered public accounting firm. If the appointment is not ratified, then the audit committee will reconsider its appointment. Even if the appointment is ratified, the audit committee may appoint a different independent registered public accounting firm for the company.

The persons named in the enclosed proxy card intend, unless otherwise directed, to vote such proxy “FOR” ratification of the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm. This proposal will be approved if the number of votes for the proposal exceeds the number of votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — ITEM 2 ON YOUR PROXY CARD.

Change in Independent Registered Public Accounting Firm

Effective March 20, 2013, the audit committee determined to engage Dixon Hughes Goodman, LLP to serve as the company’s independent registered public accounting firm for the year ending December 31, 2013 and as a consequence dismissed Hacker Johnson & Smith P.A. as the company’s independent registered public accounting firm for the audit of the company’s financial statements effective March 20, 2013.

The audit reports of Hacker, Johnson & Smith P.A. on the consolidated financial statements of the company as of December 31, 2011 and 2012 and the years then ended did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of Hacker, Johnson & Smith P.A. on the effectiveness of internal control over financial reporting as of December 31, 2012 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

Hacker Johnson & Smith P.A. was notified on March 20, 2013 that it would not be retained as the company’s independent registered public accounting firm for the year ending December 31, 2013. Hacker Johnson & Smith P.A.’s engagement as the company’s independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2012 was unaffected by the selection of Dixon Hughes Goodman, LLP as Hacker Johnson & Smith P.A.’s dismissal became effective following the completion of its audit of the company’s consolidated financial statements as of and for the year ended December 31, 2012 and the filing of the related Annual Report on Form 10-K.

During the two years ended December 31, 2012 and 2011, and through the company’s subsequent interim period from January 1, 2013 through March 20, 2013, there were (i) no disagreements between the company and Hacker Johnson & Smith P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Hacker Johnson & Smith P.A. would have caused Hacker Johnson & Smith P.A. to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the two years ended December 31, 2012 and 2011, and through the company’s subsequent interim period from January 1, 2013 through March 20, 2013, the company did not consult with Dixon Hughes Goodman, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the company’s consolidated financial statements, and neither a written report was provided to the company nor oral advice was provided that Dixon Hughes Goodman, LLP concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided Hacker Johnson & Smith P.A. with a copy of a Form 8-K/A disclosing the above matters, which was filed on April 1, 2013. Hacker Johnson & Smith P.A. furnished the company with a letter addressed to the Securities and Exchange Commission stating that Hacker Johnson & Smith P.A. agreed with the statements made in the Form 8-K/A, except that Hacker Johnson & Smith P.A. was not in a position to agree or disagree with the company’s statement that Dixon Hughes Goodman, LLP’s engagement was approved by the Audit Committee or with the company’s statement that Dixon Hughes Goodman, LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the company’s consolidated financial statements, or the effectiveness of internal control over financial reporting. A copy of such letter, dated March 29, 2013, was filed as Exhibit 16 to the Form 8-K/A.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PRINCIPAL REGISTERED PUBLIC ACCOUNTING FIRM

Dixon Hughes Goodman, LLP and Hacker, Johnson & Smith P.A. were our principal registered public accounting firms for 2013 and 2012, respectively.

AUDIT FEES

The following table sets forth the aggregate fees for services related to the year ended December 31, 2103 provided by Dixon Hughes Goodman, LLP, our principal accountant, and Hacker, Johnson & Smith PA, the company’s principal accountant for the year ended December 31, 2012:

	2013	2012

Audit Fees(1)	$262,000	$189,500

All Other Fees(2)	235,000	58,000

Total	$497,000	$247,500

(1)	Audit Fees represent fees billed for professional services rendered for the audit of our annual financial statements, review of our quarterly financial statements included in our quarterly reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings. Of the amount for the year ended December 31, 2013, $258,000 related to services provided by Dixon Hughes Goodman, LLP.
(2)	All Other Fees represent fees billed for services provided to us not otherwise included in the category above, which are primarily fees related to our senior note offerings completed in January 2013 and December 2013 and our follow-on common stock offering in 2012. Of the amount for the year ended December 31, 2013, $162,000 related to services provided by Dixon Hughes Goodman, LLP.

PRE-APPROVAL POLICIES

All auditing services and non-auditing services are pre-approved by the audit committee. The audit committee delegated this authority to the chairman of the audit committee for situations when pre-approval by the full audit committee is inconvenient. Any decisions by the chairman of the audit committee must be disclosed at the next audit committee meeting. Pre-approval of non-audit services must be disclosed in quarterly and annual reports.

AUDIT COMMITTEE REPORT

TO: The Board of Directors of HCI Group, Inc.

The audit committee oversees the financial reporting processes of HCI Group, Inc. on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management and discussed with management the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with representatives of Dixon Hughes Goodman, LLP, the company’s independent registered public accounting firm responsible for auditing the company’s financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the company’s accounting principles. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards adopted by the Public Company Accounting Oversight Board. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The audit committee discussed with representatives of Dixon Hughes Goodman, LLP the overall scope and plans for their audit. The audit committee met with representatives of Dixon Hughes Goodman, LLP, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

The audit committee has appointed Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2014.

AUDIT COMMITTEE

Wayne Burks

George Apostolou

Harish M. Patel

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following discussion describes the principal objectives of our executive compensation programs with respect to our “named executive officers,” outlines those programs and describes how we believe our executive compensation programs meet our objectives. Our named executive officers are the chief executive officer and our four other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year, plus up to two additional executive officers who would have been among the most highly compensated executive officers at the end of the fiscal year if they still had been serving as executive officers at the end of the fiscal year.

Overview

The compensation committee has the authority to set the compensation of the named executive officers and to make equity awards under the company’s 2012 Omnibus Incentive Plan, which was approved by the shareholders in 2012. The main objectives of our executive compensation programs are to retain highly skilled executives and to align their pay with the company’s performance and shareholder returns so as to incentivize our executives to drive strong financial performance and increase shareholder value. We believe these objectives were accomplished in 2013.

In aligning executive pay with the company’s performance and shareholder returns, , we anticipate our chief executive officer will receive a significant portion of his cash compensation each year in the form of a performance bonus awarded under a bonus incentive plan established by the compensation committee pursuant to the company’s 2012 Omnibus Incentive Plan. In the case of our other executive officers, we anticipate they will receive a substantial portion of their compensation in the form of discretionary cash bonuses, equity awards, or a combination of both, as determined by the compensation committee in consultation with our chief executive officer.

The compensation committee uses a common sense approach to setting executive compensation, relying on the judgment and knowledge of its own members as to the talents, the work habits and the contributions of the named executive officers. The committee, however, views the determination of compensation to be a collaborative effort and accordingly it welcomes recommendations and advice from executive officers and other directors. The company did not seek the advice of consultants or engage in benchmarking of total compensation or any material component of compensation with respect to the amounts paid to the company’s named executive officers in 2013.

The compensation committee seeks also continually to improve the company’s executive compensation programs. For example, beginning in 2013, it added a clawback provision to the chief executive officer’s bonus incentive plan so that in the event the company is required to restate its financial statements due to material noncompliance with any financial reporting requirement he will repay any portion of his performance bonus compensation that would not have been awarded under the restated financial statements.

During 2013, our chief executive officer was compensated with a flat annual salary, a cash performance bonus and a one-time award of restricted stock. The annual salary was $500,000. The cash performance bonus was awarded pursuant to a bonus incentive plan established in 2013 for the chief executive officer by the compensation committee. The salient features of the bonus incentive plan is a performance goal of the company recording at least $30 million of earnings before interest and provision for income taxes during the year and if that performance goal were to be met, a cash bonus equal to 3.25% of earnings before interest and provision for income taxes for the year (after adjustments for various items, including bonuses, asset sales and unusual, nonrecurring items). The cash performance bonus was subject to downward adjustment at the discretion of the compensation committee. The cash performance bonus awarded under this incentive plan amounted to $3,563,542, or approximately 3.25% of 2013 earnings before interest and provision for income taxes. This amount was paid in December.

In establishing the bonus incentive plan for the chief executive officer, the compensation committee considered not only his exceptional talents, work habits and contributions to the success of the company, but it also considered various risks and mitigating factors that might be associated with the plan. Among the considerations were the cliff vesting nature of the performance goal and the use of a percentage bonus could encourage the chief executive to manage earnings by deferring expenses, increasing the level of catastrophic risk retained by the company or lowering insurance underwriting standards. The mitigating factors were the level of company stock held by the chief executive officer, the use of auditors and actuaries, regulatory oversight, and the numerous people involved in such decisions, including often the board members. Board members, for example, are involved in determining the level of catastrophic risk retained by the company.

In addition to the cash awarded under the bonus incentive plan, in May 2013, the compensation committee awarded our chief executive officer a one-time grant of 400,000 shares of restricted common stock under the company’s 2012 Omnibus Incentive Plan. The restricted shares cannot be sold or transferred until they are vested. Any shares not vested within six years of the grant date will be forfeited. Vesting of the shares is market based. The restricted shares will vest in 100,000 share increments only one year after the market price of the company’s common stock equals or exceeds price targets of $35, $50, $65 and $80 for 20 consecutive trading days. Thus far none of the restricted shares has vested, although the $35 price target has been met and that increment will vest in 2014 if the service requirement is met.

Each of our other named executive officers received a significant portion of his 2013 compensation in the form of discretionary bonus awards, equity awards, or a combination of cash bonus and equity awards. Consistent with the 2013 award to our chief executive officer, cash bonuses were paid in December 2013. Cash bonus and equity awards to our named executive officers are at the discretion of the compensation committee, and as such, we have no set policy for allocating between long-term and currently paid out compensation nor do we have an established policy for the allocation between cash and non-cash compensation. The members of the compensation committee rely on their own judgment and experience in making such allocations.

In our 2013 annual meeting we held a say-on-pay vote for our shareholders who approved the compensation of executive officers and also approved the frequency of such say-on-pay vote to take place every three years. These results agreed with the board’s recommendations to shareholders. As such, we did not make any material changes to our policy of determining executive compensation.

Effective July 1, 2013, the company implemented a 401(k) Safe Harbor Profit Sharing Plan (“401(k) Plan”) that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees are eligible for company matching and discretionary profit sharing contributions. Plan participants may elect to defer up to one hundred percent of their pre-tax gross wages, subject to annual limitations. The company matching contribution is limited to a maximum of four percent of the employee’s annual salary or wage and is fully vested when contributed. Eligibility and vesting of the company’s discretionary profit sharing contribution is subject to the plan participant’s years of service. There was no discretionary profit sharing contribution in 2013.

2013 Company Performance

The company generated strong financial performance and increased shareholder value in 2013:

•	Gross premiums earned increased 44.3% to $337.1 million from $233.6 million in 2012;
•	Net premiums earned increased 48.6% to $234.2 million from $157.7 million in 2012;
•	Income available to common shareholders increased 119.8% to $65.5 million from $29.8 million in 2012;
•	Our balance sheet reflects cash and cash equivalents of $293.4 million at December 31, 2013, which is a 27.4% increase over the $230.2 million balance in cash and cash equivalents at December 31, 2012;
•	We raised gross proceeds of approximately $42 million in January 2013 upon completion of our senior note offering and $103 million in December 2013 upon completion of our convertible note offering (including the over allotment option exercised by the underwriters in both offerings);

•	We assumed approximately 34,000 policies from Citizens Property Insurance Corporation in November 2013;
•	Diluted earnings per common share increased 86.4% to $5.63 compared with $3.02 for 2012; and
•	In October 2013 the Board of Directors declared a regular cash dividend in the amount of 27.5 cents per common share, which represented a 22% increase over the previous quarterly rate of 22.5 cents per common share.

Performance Graph

The following graph compares the 5-year cumulative total dollar return to shareholders on our common stock relative to the cumulative total returns of the Russell 2000 Index and the NASDAQ Insurance Index. An investment of $100 (with reinvestment of all dividends) is assumed to have been made in our common stock and in each index on December 31, 2008 and its relative performance is tracked through December 31, 2013. The returns shown are based on historical results and are not intended to suggest future performance.

Comparison of Cumulative Total Return

Based on an initial investment of $100 on December 31, 2008

with dividends reinvested

2013 Compensation

Compensation decisions reflect the company’s commitment to align our executive compensation with performance:

•	Our chief executive officer’s cash compensation was comprised of base salary representing only 11.5% of his total cash compensation, with the remaining 88.5% of cash compensation related to a performance-based bonus incentive plan compensation which was approved by the compensation committee.

•	Base salaries of our other named executive officers, excluding Mr. Madhu’s salary for the period in 2013 during which he was employed, were approximately 44.1% of the total cash compensation paid to the named executive officers. The remaining cash compensation was in the form of bonus awards that followed key transactions and full-year financial performance.

•	Compensation paid to our named executive officers in 2013 included discretionary cash bonus awards that followed the successful completion of the November 2012 and 2013 assumption transactions with Citizens Property Insurance Corporation as well as the completion of the two capital raises described above under “2013 Company Performance.”

In addition to the above summary, we urge our shareholders to read the information in the Executive Compensation and Related Information section, the Summary Compensation Table, and other compensation tables and disclosures contained in this proxy statement for more details about our executive compensation program.

EXECUTIVE OFFICERS

The following table provides information with respect to our executive officers as of April 14, 2014:

Name	Age	Title
Paresh Patel	51	Chairman and Chief Executive Officer
Richard R. Allen	67	Chief Financial Officer
Andrew L. Graham	56	Vice President, General Counsel and Corporate Secretary
Anthony Saravanos	43	Director, Division President — Real Estate
Scott R. Wallace	62	Division President — Property and Casualty Insurance

Biographical information for Messrs. Patel and Saravanos appears above under the heading “Directors.”

Richard R. Allen has served as the chief financial officer of our companies since November 2006 and also serves as a director of our subsidiary, Claddaugh Casualty Insurance Company, Ltd. Mr. Allen has over thirty years of experience in property and casualty insurance finance and management to include agency/broker relations, reinsurance and financial controls and reporting and third party administration. He has held various positions with several insurance companies as chief financial officer, controller and senior accounting manager. From 1999 to 2005, Mr. Allen served as the internal auditor of Anthem Blue Cross and Blue Shield. From 1996 to 1998, Mr. Allen served as controller for Symons International Group. From 1994 to 1996, Mr. Allen served as controller/treasurer of Coronet Insurance. In addition, Mr. Allen served as the budget/cost manager of Bankers Life and Casualty from 1982 to 1990, and as the controller of Bankers Standard Insurance Company, an affiliate of CIGNA, from 1969 to 1981. He has experience in forensic accounting and has participated as a consultant in numerous projects with state insurance departments. Mr. Allen earned his Bachelor of Science Degree from Quincy University in Quincy, Illinois.

Andrew L. Graham has served as our general counsel since June 1, 2008 and also currently serves as our corporate secretary. Mr. Graham served from 1999 to 2007 in various capacities, including general counsel, for Trinsic, Inc. (previously named Z-Tel Technologies, Inc.), a publicly-held provider of communications services headquartered in Tampa, Florida. Since 2011, Mr. Graham has served on the Internal Audit Committee of Hillsborough County, Florida. From 2007 to 2011, he served on the board of trustees of Hillsborough Community College, a state institution serving over 45,000 students annually. Mr. Graham holds a Bachelor of Science degree from Florida State University and a Juris Doctor, as well as a Master of Laws (L.L.M.) in Taxation, from the University of Florida College of Law.

Scott R Wallace has served as president of our property and casualty division since April 16, 2012. As such he serves as president of Homeowners Choice Property & Casualty Insurance Company, Inc., our principal operating subsidiary. Mr. Wallace has over 30 years of property and casualty insurance and reinsurance experience. From 2006 to 2012, he served in various capacities, including from 2007 to 2012 as the president, chief executive officer and executive director of Citizens Property Insurance Corporation, Florida’s state backed property insurer, where he was responsible for management and operations of Florida’s largest homeowners insurance company. From 1992 to 2005, he served in various executive roles at W.R. Berkley Corporation, a multi-billion dollar New York Stock Exchange-listed insurance holding company. Mr. Wallace holds a Bachelor of Science degree in marketing from Arizona State University.

ROLE OF EXECUTIVE OFFICERS AND MANAGEMENT IN COMPENSATION DECISIONS

The compensation committee has the authority to set compensation for the named executive officers. The committee views compensation decisions to be a collaborative effort and, accordingly, it welcomes recommendations and advice from executive officers and other directors. In setting compensation of the named executive officers other than the chief executive officer, the compensation committee invites the chief executive officer and other executives to attend committee meetings. At such meetings, Chief Executive Officer Patel presents to the compensation committee his evaluation of each named executive officer’s performance during the year and makes recommendations to the compensation committee regarding base salaries, bonus targets, performance goals, and equity compensation. The compensation committee has full authority to accept, modify or reject these recommendations. The compensation committee typically discusses Mr. Patel’s compensation package and related proposals with him. However, the compensation committee makes all final decisions related to Mr. Patel’s compensation without Mr. Patel present.

ARRANGEMENTS AS TO SELECTION AND NOMINATION OF EXECUTIVE OFFICERS

We are aware of no arrangements as to the selection or appointment of executive officers.

PENSION OR OTHER RETIREMENT PLAN AND DEFERRED COMPENSATION PLANS

Except for the company’s 401(k) Safe Harbor Profit Sharing Plan described above under “Compensation Discussion and Analysis,” we have not had and currently do not have a pension or other retirement plan or a nonqualified deferred compensation plan. Accordingly, the pension benefit table, the nonqualified deferred compensation table, and any related disclosures have been omitted from the discussion below. The company’s 401(k) matching contributions are described in footnote 7 to the Summary Compensation Table below.

ACCOUNTING AND TAX CONSIDERATIONS

In designing our compensation programs, we consider the potential accounting and tax effects on the company and our employees. In allocating among different components of compensation, we consider the accounting expense and potential reward associated with each separate component of compensation.

We also seek to provide tax-advantaged benefits for employees where practical and affordable. In selecting the components of our compensation program and allocating among them, we consider whether the component may be “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Service Code. Under Section 162(m), the company receives a federal income tax deduction for compensation paid to its chief executive officer and the three other most highly compensated executive officers only if the individual compensation is less than $1 million during any year or is “performance-based” under Section 162(m). All compensation paid to our executive officers in 2013 was determined to be fully deductible. Our 2012 Omnibus Incentive Plan was designed to permit the compensation committee to award compensation that is “performance-based” and thus fully tax-deductible by the company. Under Code Section 162(m), when a plan provides for compensation that is intended to be “performance-based,” the plan must be re-approved by shareholders at least every five years in order for new compensation under the plan to be fully deductible for federal tax purposes. Our 2012 Omnibus Incentive Plan was approved by our shareholders at the 2012 Annual Meeting of Shareholders.

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation for services rendered in all capacities awarded to, earned by or paid to our named executive officers during the years ended December 31, 2013, 2012 and 2011. Note that Securities and Exchange Commission rules require us to report stock awards at the grant-date fair value of the entire award in the year of the grant rather than reporting this expense over the service period as we do for financial reporting purposes. Fair value of the awards is estimated in accordance with Accounting Standards Codification Topic 718 using methodologies that include various factors such as estimated cost of capital, market value, expected price volatility and expected dividends. Hence, in the table below, each amount appearing under “Stock Awards” is an estimate of the award’s fair value at the grant date, regardless of whether vesting has occurred. In the case of the stock award to Mr. Patel no vesting has yet occurred, although an applicable market based target has been met and an increment of 100,000 shares will vest in 2014 if the service requirement is met. The estimated values of the stock awards are based in part upon predictions of future events. The actual values on the vesting date will almost certainly differ from the estimated values.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Paresh Patel	2013	$500,481		$3,563,542		$10,630,000 (9)	—	—	$294,620 (7)	$14,988,643
Chief Executive Officer	2012	$490,856		$1,000,000		—	—	$1,570,000(6)	—	$3,060,856
	2011	$250,200		$185,000		—	—	—	$264,801 (4)	$700,001

Richard R. Allen	2013	$158,480		$220,000		—	—	—	$28,519 (7)	$406,999
Chief Financial Officer	2012	$163,027		$182,000		$423,771(10)	—	—	$21,750 (7)	$790,548
	2011	$155,857		$10,000		—	—	—	—	$165,857

Andrew L. Graham
Vice President, General Counsel, and Corporate Secretary	2013	$142,480		$220,000		—	—	—	$19,849 (7)	$382,329
	2012	$144,510		$182,000		$290,385(10)	—	—	$14,500 (7)	$631,395
	2011	$132,941		$10,000		—	—	—	—	$142,941

Sanjay Madhu(12)	2013	$82,288			—	—	—	—	$18,225 (7)	$100,513
Former President, Real Estate Division	2012	$162,587		$182,000		$435,578 (8)	—	—	$21,570 (7)	$801,915
	2011	$155,274		$10,000		—	—	—	—	$165,274

Anthony Saravanos(11)	2013	$55,615	(11)	$240,000	(11)	$942,700(11)	—	—	$69,395(11)	$1,307,710
President, Real Estate Division	2012		—		—	—	—	—	—	—
	2011		—		—	—	—	—	—	—

Scott R. Wallace(5)	2013	$300,961		$220,000		—	—	—	$79,819 (7)	$600,780
President, Property and Casualty Division	2012	$208,247		$136,000	(3)	$1,142,444(10)	—	—	$72,500 (7)	$1,559,191
	2011		—		—	—	—	—	—	—

(1)	Represents the aggregate grant date fair value, calculated in accordance with the Financial Accounting Standards Board ASC Topic 718, of restricted stock awards. The grant date fair value for each restricted stock award with service-only or performance-based conditions is based on the value of the company’s stock on the grant date. The grant date fair value for each restricted stock award with market-based conditions is estimated using a Monte Carlo simulation model. The following assumptions were used with respect to the 2012 grants: expected dividends per share of $0.80; expected volatility of 36.7 to 50.0%; risk-free interest rate of 0.1 to 1.2%; estimated cost of capital of 11.9 to 12.1%; and an expected life of six years. The following assumptions were used with respect to the 2013 grants: expected dividends per share of $0.90; expected volatility of 41.5 to 51.6%; risk-free interest rate of 0.0 to 1.9%; estimated cost of capital of 9.3 to 10.3%; and an expected life of four to six years.

(2)	There were no options granted by the company to executive officers in 2013, 2012 or 2011.
(3)	Includes a cash bonus of $111,000 paid in December 2012 and a $25,000 cash sign-on bonus.
(4)	The 2011 amount represents $180,801 paid to Scorpio Systems, Inc. for consulting services, $50,000 paid to Scorpio Systems, Inc. for the purchase of software rights, and $34,000 in directors’ fees paid prior to July 1, 2011, the effective date of Mr. Patel’s employment as chief executive officer. Such agreements were terminated prior to 2012.
(5)	Mr. Wallace has served as president of our property and casualty insurance division since April 16, 2012.
(6)	The non-equity incentive compensation was paid to Mr. Patel during the year ended December 31, 2012. No amount with respect to the 2012 award was payable at or deferred to a later date.
(7)	In 2013, Mr. Patel received $290,000 in cash dividends on unvested restricted stock and $4,620 in company contributions to our 401(k) Plan, Mr. Allen received $22,850 in cash dividends on unvested restricted stock and $5,669 in company contributions to our 401(k) Plan, Mr. Graham received $15,450 in cash dividends on unvested restricted stock and $4,399 in company contributions to our 401(k) Plan, Mr. Madhu received $18,225 in cash dividends on unvested restricted stock, and Mr. Wallace received $65,000 in cash dividends on unvested restricted stock and $14,819 in company contributions to our 401(k) Plan. Amounts reported for 2012 represent cash dividends received on unvested stock.
(8)	On 5/8/2012 Mr. Madhu received a restricted stock grant of 30,000 shares. 15,000 shares were conditioned on service to the company and vest in equal increments over a five-year period commencing with the grant date; vesting of the remaining 15,000 shares was contingent on the company’s share price meeting specified price targets over five years. The market price targets for this grant were $16, $19, $22, $25 and $28. In each case for which the market condition is met, 3,000 shares vest one year after the closing price of our common shares equals or exceeds the target price for 20 consecutive trading days provided Mr. Madhu remains employed by the company. On 5/8/2013, the first increment of 3,000 service based grants vested (see the description, table, and footnotes under “Options Exercised and Stock Vested in 2013” below). Mr. Madhu’s employment with the company terminated on 6/30/2013 (see footnote 12 of this table), and as such, the remaining 27,000 restricted shares were forfeited.
(9)	See the description, table, and footnotes under “Grants of Plan-Based Awards for 2013” below, which include detail of each of the 2013 grants to our named executive officers.
(10)	See the description, table, and footnotes under “Outstanding Equity Awards at December 31, 2013” below, which include detail of each of these 2012 grants.
(11)	Mr. Saravanos joined the company as an employee on 8/26/2013 as president of our real estate division. Mr. Saravanos has been a director of the company since May 2007 and continues to serve as a director. Compensation reported in this table includes all 2013 compensation, including compensation earned as a non-employee director prior to his becoming an employee. Detail related to his 2013 compensation is as follows: Salary of $55,615 earned while serving as an employee of the company; the bonus amount reported includes a $70,000 cash bonus paid to non-employee directors in January 2013 and a $25,000 cash sign-on bonus paid in September 2013; stock awards include a restricted stock grant on 5/16/2013 of 24,000 shares with an aggregate grant date fair value of $637,800 for director services and a restricted stock grant on 8/29/2013 of 10,000 shares with an aggregate grant date fair value of $304,900 granted upon becoming an employee of the company, (both of these restricted stock grants are discussed further in the description, table, and footnotes under “Grants of Plan-Based Awards for 2013” below); and all other compensation includes $49,245 cash fees earned for director services prior to joining the company as an employee and $20,150 in cash dividend payments on unvested restricted stock, of which $17,400 was earned related to the 5/16/2013 grant and $2,750 was earned related to the 8/28/2013 grant.
(12)	Mr. Madhu’s employment with the Company ended on 6/30/2013, however Mr. Madhu continues to serve on the Board of Directors. Amounts in this table represent amounts earned by Mr. Madhu while serving as an employee. Amounts earned as a non- employee director subsequent to the term of his employment are disclosed in the Director Compensation Table above.

Employment Agreements

Certain executives’ compensation and other arrangements are set forth in employment agreements. These employment agreements are described below.

Paresh Patel. Effective July 1, 2011, we entered into an employment agreement with Mr. Paresh Patel. Under the agreement, Mr. Patel began serving as our chief executive officer on July 1, 2011. The agreement has a three-year term and renews automatically for successive one year periods unless either party delivers 90 days’

notice of non-renewal. Mr. Patel will be entitled to a base annual salary of $500,000, plus benefits upon substantially the same terms applicable to other company executives. Mr. Patel will be entitled to severance payments of not less than one year’s base salary if the company non-renews the employment or terminates the employment without good cause. Mr. Patel’s employment agreement provides that in the event he is terminated without good cause and within three years of a change in control of the company, Mr. Patel will be entitled to receive a one-time, lump sum severance payment (due upon termination) equal to 2.9 times the total amount of Mr. Patel’s annual base salary. If we terminate Mr. Patel’s employment for cause, he will only be entitled to the unpaid base salary and accrued vacation owing to him up through and including the date of termination. If Mr. Patel chooses to terminate his employment, he will only be entitled to the unpaid base salary and accrued vacation owing to him up through and including the date of termination. The agreement contains restrictions on competition and protections for confidential information.

Richard R. Allen. On May 1, 2007, we entered into an employment agreement with Mr. Richard R. Allen, our Chief Financial Officer. The agreement continues until Mr. Allen’s death or disability. Under the terms of the agreement, Mr. Allen is entitled to a base salary of $250,000. He is also eligible to receive an annual bonus, which may be granted at the sole discretion of the Board of Directors. Mr. Allen is entitled to participate in all of our pension, life insurance, health insurance, disability insurance and other benefit plans on the same basis as our other employee officers participate. The agreement provides that, if we terminate Mr. Allen’s employment without cause then he will be entitled to severance compensation in the amount of his base salary and his health and welfare benefits for the 6-month period following the date of termination. The agreement provides that if Mr. Allen’s employment is terminated due to death or disability, he will be entitled to any unpaid base salary owing to him up through and including the date of termination. If we terminate Mr. Allen’s employment for cause, he will only be entitled to the unpaid base salary owing to him up through and including the date of termination. If Mr. Allen chooses to terminate his employment, he will only be entitled to the unpaid base salary owing to him up through and including the date of termination. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

Scott R. Wallace. On March 8, 2012, we entered into an executive employment agreement with Scott R. Wallace, who has served as President of Homeowners Choice Property & Casualty Insurance Company, Inc., our principal operating subsidiary, since April 16, 2012. Mr. Wallace is entitled to an annual base salary of $350,000 and, effective with his employment in April 2012, was granted 100,000 shares of restricted stock, of which 50,000 shares will vest over a five year period and 50,000 shares will vest if the company’s share price meets specified price targets over five years. The restricted stock will vest upon a change in control. The executive employment agreement has a three-year term. Mr. Wallace will be entitled to severance payments equal to six months base salary if he is terminated without cause and will be entitled to his full base salary if he is terminated without cause within two years after a change in control.

Grants of Plan-Based Awards for 2013

The following table sets forth information regarding all plan-based awards granted to our named executive officers during the year ended December 31, 2013. All equity awards issued in 2013 were restricted stock awards. The stock awards identified in the table below are also reported in the table that follows - Outstanding Equity Awards at December 31, 2013.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Date Authorized	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Paresh Patel	5/16/13	5/16/13		—	—	—	—	—	—	400,000(2)	—	—	10,630,000
Richard R. Allen(1)	—	—		—	—	—	—	—	—	—	—	—	—
Andrew L. Graham(1)	—	—		—	—	—	—	—	—	—	—	—	—
Sanjay Madhu	5/16/13	5/16/13		—	—	—	—	—	—	24,000(3)	—	—	637,800
Anthony Saravanos	5/16/13	5/16/13		—	—	—	—	—	—	24,000(3)	—	—	637,800
	8/29/13	8/29/13	(4)	—	—	—	2,500	10,000	10,000	—	—	—	304,900
Scott R. Wallace(1)	—	—		—	—	—	—	—	—	—	—	—	—

(1)	Named executive officer did not receive a grant of plan-based awards in 2013.
(2)	On May 16, 2013, Mr. Patel received a restricted stock grant of 400,000 shares. Restrictions on 100,000 shares will lapse one year after the closing price of HCI common shares equals or exceeds each of the following target prices for 20 consecutive trading days; $35, $50, $65 and $80 provided Mr. Patel remains employed by the company. During 2013, the $35 price target with respect to this grant was met on October 8, 2013. Mr. Patel has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(3)	On May 16, 2013 the named executive officer received a restricted stock grant of 24,000 shares. Restrictions on 6,000 shares will lapse one year after the closing price of HCI common shares equals or exceeds each of the following target prices for 20 consecutive trading days; $35, $50, $65 and $80 provided the named executive officer remains employed by the company. During 2013 the $35 price target with respect to this grant was met on October 8, 2013. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(4)	On August 29, 2013 Mr. Saravanos received a restricted stock grant of 10,000 shares. Restriction period will lapse and the restricted shares will vest as follows: (i) as to 2,500 shares, one year after the company has acquired at least $25 million of real property; (ii) as to 2,500 shares, one year after the company has acquired at least $50 million of real property; (iii) as to 2,500 shares, one year after the company has acquired at least $75 million of real property; and (iv) as to 2,500 shares, one year after the company has acquired at least $100 million of real property provided Mr. Saravanos remains employed by the company. The foregoing dollar figures are cumulative and apply to acquisitions of real property occurring after the grant date. No property acquisitions were completed in 2013. Mr. Saravanos has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(5)	Represents the aggregate grant date fair value, calculated in accordance with the Financial Accounting Standards Board ASC Topic 718, of restricted stock awards granted in 2013. The grant date fair value for each restricted stock award with service-only or performance-based conditions is based on the market value of the company’s stock on the grant date. The grant date fair value for each restricted stock award in 2013 with market-based conditions is estimated using a Monte Carlo simulation model and the following assumptions: expected dividends per share of $0.90; expected volatility of 41.5 to 51.6%; risk-free interest rate of 0.0 to 1.9%; estimated cost of capital of 9.3 to 10.3%; and an expected life of four to six years.

Outstanding Equity Awards at December 31, 2013

The following table sets forth information regarding outstanding stock option and restricted stock awards held by our named executive officers at December 31, 2013, including the number of shares underlying both exercisable and unexercisable portions of each option as well as the exercise price and expiration date of each outstanding option.

Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Paresh Patel	60,000 (1)	—	—	$2.50	7/31/17	—	—	—	—
	60,000 (2)	—	—	$2.50	5/31/17	—	—	—	—
	—	—	—	—	—	100,000(9)	5,350,000	300,000 (9)	16,050,000

Richard R. Allen	10,000 (3)	—	—	$2.50	5/31/17	—	—	—	—
	—	—	—	—	—	8,000(4)	428,000	—	—
	—	—	—	—	—	8,000(5)	428,000	—	—

Andrew L. Graham	—	—	—	—	—	8,000(4)	428,000	—	—
	—	—	—	—	—	4,000(6)	214,000	—	—

Sanjay Madhu	—	—	—	—	—	6,000(7)	321,000	18,000 (7)	963,000

Anthony Saravanos	30,000(11)	—	—	$2.50	5/31/17	—	—	—	—
	—	—	—	—	—	6,000(7)	321,000	18,000 (7)	963,000
	—	—	—	—	—	—	—	10,000(10)	535,000

Scott R. Wallace	—	—	—	—	—	40,000(8)	2,140,000	—	—

(1)	Options vested and became exercisable when the company’s market price reached $7.50 per share.
(2)	Vested monthly in 5,000 share increments commencing June 1, 2007.
(3)	Vested annually in equal increments over a five-year period commencing May 30, 2007.
(4)	On 5/8/2012 10,000 restricted shares were granted to the named executive officer. Vesting occurs in equal increments over a five-year period commencing with the grant date. On 5/8/2013, restrictions lapsed on 2,000 shares of this grant pursuant to the restricted stock grant agreement. This number represents the remaining unvested shares pursuant to this grant. Each grantee has all the rights of a shareholder in connection with these restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(5)	On 5/8/2012 20,000 shares were granted to Mr. Allen and vesting is contingent on the company’s share price meeting specified price targets over five years. The market price targets established for this grant are $16, $19, $22, $25 and $28. In each case for which the market condition is met, 4,000 shares vest one year after the closing price of our common shares equals or exceeds the target price for 20 consecutive trading days provided Mr. Allen remains employed by the company. During 2012, the $16, $19, and $22 price targets with respect to this grant were met on July 20, 2012, August 31, 2012 and October 5, 2012, respectively, and as such, the restrictions on 12,000 shares lapsed in 2013. During 2013, the $25 and $28 price targets with respect to this grant were met on May 20, 2013 and May 31, 2013, respectively. Mr. Allen has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(6)

On 5/8/2012 10,000 shares were granted to Mr. Graham and vesting is contingent on the company’s share price meeting specified price targets over five years. The market price targets established for this grant are $16, $19, $22, $25 and $28. In each case for which the market condition is met, 2,000 shares vest one year after the closing price of our common shares equals or exceeds the target price for 20 consecutive trading days provided Mr. Graham remains employed by the company. During 2012, the $16, $19, and $22 price targets with respect to this grant were met on July 20, 2012, August 31, 2012 and October 5, 2012, respectively, and as such, the restrictions on 6,000 shares lapsed in 2013. During 2013, the $25 and $28 price targets with respect to this grant were met on May 20, 2013 and May 31, 2013, respectively. Mr. Graham has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(7)	On May 16, 2013 the named executive officer received a restricted stock grant of 24,000 shares. Restrictions on 6,000 shares will lapse one year after the closing price of HCI common shares equals or exceeds each of the following target prices for 20 consecutive trading days; $35, $50, $65 and $80 provided the named executive officer remains employed by the company. The $35 price target with respect to this grant was met on October 8, 2013. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(8)	50,000 shares were granted on April 20, 2012 conditioned on service to the company and vest in equal increments over a five-year period commencing on April 15, 2013. Mr. Wallace has all the rights of a shareholder in connection with these restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(9)	On May 16, 2013, Mr. Patel received a restricted stock grant of 400,000 shares. Restrictions on 100,000 shares will lapse one year after the closing price of HCI common shares equals or exceeds each of the following target prices for 20 consecutive trading days; $35, $50, $65 and $80 provided Mr. Patel remains employed by the company. The $35 price target with respect to this grant was met on October 8, 2013. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(10)	On August 29, 2013 Mr. Saravanos received a restricted stock grant of 10,000 shares. Vesting is subject to certain performance conditions after which Mr. Saravanos must complete an additional one-year of service to the company to receive the shares (see description, table, and footnotes under “Grants of Plan-Based Awards for 2013” above for detail on the performance conditions). During 2013, no performance conditions were met. Mr. Saravanos has all the rights of a shareholder in connection with these restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(11)	Vested annually in equal increments over a three-year period which commenced May 1, 2008.

Option Exercises and Stock Vested in 2013

The following table sets forth information regarding stock vested by our named executive officers during the year ended December 31, 2013. There were no options exercised by our named executive officers in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Paresh Patel(4)	—	—	—	—

Richard R. Allen(2)	—	—	14,000	515,140

Andrew L. Graham	—	—	8,000	290,500

Sanjay Madhu(3)	—	—	3,000	98,790

Anthony Saravanos(4)	—	—	—	—

Scott R. Wallace(1)	—	—	60,000	1,966,300

(1)	21,274 shares were surrendered to cover Mr. Wallace’s minimum federal income tax liability. The market value of the shares surrendered was approximately $708,000.

(2)	3,901 shares were surrendered to cover Mr. Allen’s minimum federal income tax liability. The market value of the shares surrendered was approximately $143,000.
(3)	894 shares were surrendered to cover Mr. Madhu’s minimum federal income tax liability. The market value of the shares surrendered was approximately $29,000.
(4)	Named executive officer did not exercise any options or vest in any restricted stock in 2013.

Potential Payments upon Termination or Change-in-Control

At December 31, 2013, Paresh Patel, Richard Allen and Scott Wallace are the only named executive officers due compensation in the event of the termination of employment. Mr. Patel and Mr. Wallace may be entitled to compensation when termination is associated with a change in control. The amount of compensation payable to such named executive officers upon voluntary termination, involuntary termination without cause, termination with cause and termination in the event of permanent disability or death of the executive is set forth above under “Employment Agreements.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Compensation Committee believes the Compensation Discussion and Analysis represents the intent and actions of the Compensation Committee with regard to executive compensation and has recommended to the Board of Directors that it be included in this proxy statement and incorporated by reference into the company’s Form 10-K for the fiscal year ended December 31, 2013.

COMPENSATION COMMITTEE

Martin A. Traber

George Apostolou

Harish Patel

Gregory Politis

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 4, 2014 by—

•	each person who is known by us to beneficially own more than 5% of our outstanding common stock,

•	each of our directors and named executive officers, and

•	all directors and named executive officers as a group.

The number and percentage of shares beneficially owned are based on 10,901,338 common shares outstanding as of April 4, 2014. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally require that the individual have voting or investment power with respect to the shares. In computing the number of shares beneficially owned by an individual listed below and the percentage ownership of that individual, shares underlying options, warrants and convertible securities held by each individual that are exercisable or convertible within 60 days of April 4, 2014, are deemed owned and outstanding, but are not deemed outstanding for computing the percentage ownership of any other individual. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all individuals listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is HCI Group, Inc., 5300 West Cypress Street, Suite 100, Tampa, Florida 33607.

	Beneficially owned

Name and Address of Beneficial Owner	Number of Shares	Percent

Farnam Street Partners, L.P. (1)	303,679	3.00%

Blackrock, Inc. (12)	927,819	8.10%

Executive Officers and Directors

Paresh Patel (2)	913,450	8.30%

Richard R. Allen (3)	47,866	*

George Apostolou (5)	123,380	1.13%

Wayne Burks(13)	24,000	*

Andrew L. Graham (10)	25,310	*

James Macchiarola(13)	24,000	*

Sanjay Madhu (4)	119,176	1.09%

Harish M. Patel (6)	118,000	1.08%

Gregory Politis (7)	414,000	3.77%

Anthony Saravanos (8)	150,100	1.37%

Martin A. Traber (9)	149,683	1.37%

Scott R. Wallace (11)	79,766	*

All Executive Officers and Directors as a Group (12 individuals)	2,188,731	19.95%

*	Less than 1.0%
(1)	This information is based solely on Schedule 13G/A filed with the Securities and Exchange Commission on January 24, 2013 by Farnam Street Partners, L.P., 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416.
(2)	Includes 284,000 shares held by Paresh & Neha Patel, 34,000 shares held in Mr. Patel’s individual retirement account, 100,000 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days and 400,000 restricted shares.
(3)	Includes 450 shares held by Richard & Fatemeh Allen and 18,500 restricted shares.
(4)	Includes 90,000 shares held by Universal Finance & Investments, LLC, voting and investment power over which is held by Mr. Madhu, 2,803 shares held in Mr. Madhu’s individual retirement account, 24,000 restricted shares and 267 shares held by Mr. Madhu’s son.
(5)	Includes 99,380 shares held by George & Poppe Apostolou and 24,000 restricted shares.
(6)	Includes 64,000 shares held by Harish and Khyati Patel, 30,000 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days and 24,000 restricted shares.
(7)	Includes 200,000 shares held by Gregory & Rena Politis, 70,000 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days and 24,000 restricted shares.
(8)	Includes 80,000 shares held by HC Investment LLC, voting and investment power over which is held by Mr. Saravanos, 1,200 shares held by Anthony & Maria Saravanos as custodian for their son, Kostos Anthony Saravanos, 1,200 shares held by Mr. Saravanos as custodian for his niece, Eliana Tuite, 1,200 shares held by Mr. Saravanos as custodian for his nephew, Nolan Tuite, 30,000 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days and 36,500 restricted shares.
(9)	Includes 80,000 shares held by Martin A. Traber 2012 Revocable Trust and 24,000 restricted shares.
(10)	Includes 2,610 shares held in Mr. Graham’s individual retirement account and 14,500 restricted shares.
(11)	Includes 42,500 restricted shares.
(12)	This information is based solely on Schedule 13G filed with the Securities and Exchange Commission on January 29, 2014 by Blackrock, Inc., 40 East 52nd Street, New York, New York 10022.
(13)	Includes 24,000 restricted shares.

OTHER MATTERS

We do not expect any other matters to be brought before the meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy as recommended by the Board of Directors or, if no recommendation is given, in their own discretion using their best judgment.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2015 ANNUAL MEETING

Shareholder proposals intended to be considered for inclusion in next year’s proxy statement and form of proxy for presentation at the 2015 Annual Meeting of Shareholders must comply with Securities and Exchange Commission Rule 14a-8. The deadline for submitting such proposals is December 30, 2014 (120 days before the date of this year’s mailing without regard to the year), unless the date of the 2015 Annual Meeting is more than 30 days before or after the one-year anniversary date of the 2014 Annual Meeting, in which case proposals must be submitted a reasonable time before we print our proxy materials for the 2015 Annual Meeting.

Shareholders wishing to submit proposals for the 2015 Annual Meeting outside the process of Securities and Exchange Commission Rule 14a-8 must comply with the advance notice and other provisions of Article II, Section 11 of our bylaws. To be timely, notice of the proposal must be received by the company by March 16, 2015, unless the date of the 2015 Annual Meeting is more than 30 days before or after the one-year anniversary date of the 2014 Annual Meeting, in which case the notice must be delivered at least 45 days before the company sends its proxy materials to shareholders for the 2015 Annual Meeting.

Address proposals to HCI Group, Inc., Attention: Andrew L. Graham, Secretary of the Corporation, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. The specific requirements for submitting shareholder proposals are set forth in Article II, Section 11 of our bylaws.

HCI GROUP, INC. 5300 W CYPRESS STREET, SUITE 100 TAMPA, FL 33607	VOTE BY INTERNET - www.proxyvote.com
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Wayne Burks 02 Sanjay Madhu 03 Anthony Saravanos

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2	Ratification of appointment of Dixon Hughes Goodman LLP as independent registered public accounting firm for fiscal year 2014.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

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HCI GROUP, INC.

Annual Meeting of Shareholders

May 22, 2014 3:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Paresh Patel and Andrew L. Graham, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HCI GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM, EDT on 5/22/2014, at 5300 W. Cypress Street, Suite 105, Tampa FL 33607, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side